EXHIBIT 4.1
GRAYMARK HEALTHCARE, INC.
2008 LONG-TERM INCENTIVE PLAN
ARTICLE I
PURPOSE
     SECTION 1.1 Purpose. This 2008 Long-Term Incentive Plan (the “Plan”) is established by Graymark Healthcare, Inc. (the “Company”) to create incentives that are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Performance Units, Performance Bonuses and Stock Appreciation Rights to Eligible Employees and the grant of Nonqualified Stock Options, Stock Appreciation Rights and Restricted Stock Awards to Eligible Directors, subject to the conditions set forth in the Plan and the applicable Award Agreement. The Plan is designed to provide flexibility to meet the needs of the Company in a changing and competitive environment while minimizing dilution to the Company’s shareholders. The Company does not intend to use all incentive vehicles at all times for each Participant but will be selective in the granting of Awards.
     SECTION 1.2 Establishment. The Plan is effective as of October 29, 2008, and shall be effective for a period of ten years thereafter. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.
     The Plan shall be approved by the holders of at least a majority of the voting power of outstanding shares of Common Stock, par value $0.0001 per share, present, or represented, and entitled to vote at a meeting called for such purpose, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending approval by the Company’s shareholdersshareholder, Awards under the Plan may be granted, but no Incentive Stock Option Awards may be exercised prior to receipt of shareholdershareholder approval. In the event shareholder approval is not obtained within such twelve-month period, all such Awards shall be void.
     SECTION 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards may be made under the Plan for a total of 3,000,000 shares of Common Stock. Provided further, that a maximum of 1,000,000 shares of the total authorized under this Section 1.3 may be granted as Incentive Stock Options. The limitations of this Section 1.3 shall be subject to adjustment pursuant to Article X. The number of shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient shares to satisfy the requirements of the Plan.

ARTICLE II
DEFINITIONS
     SECTION 2.1 “Account” means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.
     SECTION 2.2 “Affiliated Entity” means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.
     SECTION 2.3 “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Unit, Performance Bonus or Stock Appreciation Right granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, Stock Appreciation Right or Restricted Stock Award granted under the Plan to an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.
     SECTION 2.4 “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.
     SECTION 2.5 “Board” means the Board of Directors of the Company.
     SECTION 2.6 “Change of Control” shall mean:
     (a) The date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock during a twelve-month period that, together with stock held by such person or group, constitutes more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition of additional stock by a person or group already considered to own more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or
     (b) The date a majority of the individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) are replaced during any 12-month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) The date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company other than one or more persons appointed by the Board to act as the proxies for one or more shareholders of the Company; provided, however, that any acquisition of additional control by a person or group already considered to have caused a Change of Control under this subsection will not be considered to cause a Change of Control under either this subsection or subsection (a) above.
     (d) The date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the assets of the Company, unless such assets are transferred to:
          (i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
          (ii) An entity, more than 50% of the total value or voting power of which is owned, directly or indirectly, by the Company;
          (iii) A person, or more than one person acting as a group, that owns, directly or indirectly, more than 50% of the total value or voting power of all the outstanding stock of the Company; or
          (iv) An entity, more than 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 2.6(d)(iii) herein.
For purposes of subsection (d) and except as otherwise provided in paragraph (i), a person’s status is determined immediately after the transfer of the assets.
     SECTION 2.7 “Closing Sale Price” means the closing sale price of the Common Stock (i) as reported by the New York Stock Exchange, American Stock Exchange or another established stock exchange, NASDAQ Global Market, NASDAQ Capital Market, or OTC Bulletin Board, whichever shall be applicable, on the day for which such closing sale price is to be determined, or, if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock, or (ii) the average of the closing highest reported bid and lowest reported ask price as quoted in the “pink sheets” published by the National Daily Quotation Bureau on the day for which such value is to be determined, or (iii) during any such time as the Common Stock closing sale price cannot be determined pursuant to (i) or (ii) above, the value as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser. In the event the Common Stock shall be listed, quoted or reported on more than one of the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, OTC Bulletin Board or the “pink sheets,” whichever of those shall have the greatest volume of sales of the Common Stock during the preceding ten “trading days” shall be utilized for determining Closing Sale Price of the Common Stock.
     SECTION 2.8 “Code” means the Internal Revenue Code of 1986, as amended, as may be amended from time to time and the applicable Treasury Regulations promulgated thereunder.
     SECTION 2.9 “Committee” shall have the meaning set forth in Section 3.1.
     SECTION 2.10 “Common Stock” means the common stock, par value $0.0001 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article X.
     SECTION 2.11 “Compensation Committee” means the Compensation Committee chartered and appointed by the Board, provided that, it is within the discretion of the full Board to assume the role of the Compensation Committee and exercise any of the authority or power granted to the Compensation Committee in the Plan.
     SECTION 2.12 “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or the Board, or such later date as may be specified by the Committee or the Board in such authorization.
     SECTION 2.13 “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee (or the Board).
     SECTION 2.14 “Eligible Director” means any member of the Board who is not an employee of the Company or any Subsidiary.
     SECTION 2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     SECTION 2.16 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.
     SECTION 2.17 “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or American Stock Exchange, the closing sale price of the Common Stock as reported by that stock exchange on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any that stock exchange that day, on the next preceding day on which there was a sale of the Common Stock, or (B) during such time as the Common Stock is listed on the NASDAQ Global Market or NASDAQ Capital Market, the average of the closing sale price of the Common Stock as reported by NASDAQ Global Market or NASDAQ Capital Market for the ten Trading Days preceding the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock, or (C) during such time as the Common Stock is listed upon an established stock exchange, other than the New York Stock Exchange and American Stock Exchange, during such time as the Common Stock is quoted on such stock exchange, the average of the closing sale price of the Common Stock as reported and quoted on such stock exchange for the ten Trading Days preceding the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any that stock exchange that day, on the next preceding day on which there was a sale of the Common Stock, or (D) during such time as the Common Stock is quoted on the OTC Bulletin Board, the average of the closing sale price of the Common Stock as reported and quoted on the OTC Bulletin Board for the ten Trading Days preceding the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock, or (E) during any such time as the Common Stock is not listed upon an established stock exchange, the NASDAQ Global Market or NASDAQ Capital Market or OTC Bulletin Board, the average of the closing highest reported bid and lowest reported ask price as quoted in the “pink sheets” published by the National Daily Quotation Bureau for the ten Trading Days preceding the day for which such value is to be determined, or (F) during any such time as the Common Stock cannot be valued pursuant to (A), (B), (C), (D) or (E) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser. In the event the Common Stock shall be listed, quoted or reported on more than one of the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, OTC Bulletin Board or the “pink sheets,” whichever of those shall have the greatest volume of sales of the Common Stock during the preceding ten “trading days” shall be utilized for determining Fair Market Value of the Common Stock.
     SECTION 2.18 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.
     SECTION 2.19 “Mature Common Stock Shares” Common Stock that has been held by the Participant for not less than six months and during such period has not been subject to any type of forfeiture or restriction on transfer (other than restrictions under applicable securities laws) on the applicable date of delivery to the Company in payment, in whole or in part, of an exercise price of an Award.
     SECTION 2.20 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.
     SECTION 2.21 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.
     SECTION 2.22 “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.
     SECTION 2.23 “Participant” means an Eligible Employee of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee or an Eligible Director to whom an Award has been granted by the Board under the Plan.

     SECTION 2.24 “Performance Bonus” means the cash bonus which may be granted to Eligible Employees under Article VIII of the Plan.
     SECTION 2.25 “Performance Units” means those monetary units that may be granted to Eligible Employees pursuant to Article VII hereof.
     SECTION 2.26 “Plan” means Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan.
     SECTION 2.27 “Regular Award Committee” means a committee comprised of the individual who is the Company’s chief executive officer and such additional members, if any, as shall be appointed by the Compensation Committee.
     SECTION 2.28 “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.
     SECTION 2.29 “Secretary” means the corporate secretary of the Company duly elected by the Board.
     SECTION 2.30 “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.
     SECTION 2.31 “Trading Day” means any day that securities are traded and reported on the New York Stock Exchange.
ARTICLE III
ADMINISTRATION
     SECTION 3.1 Administration of the Plan by the Committee. For purposes of administration, the Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan” which is limited to Non-Executive Officer Participants, an “Executive Officer Participant Plan” which is limited to Executive Officer Participants and a “Non-Employee Director Participant Plan” which is limited to Eligible Directors. Except for administration and the category of Eligible Employees eligible to receive Awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of Nonqualified Stock Options and Restricted Stock.
     The Non-Executive Officer Participant Plan shall be administered by the Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee. The Executive Officer Participant Plan shall be administered by the Compensation Committee. With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean the Compensation Committee, and refer to the Regular Award Committee as authorized by the Compensation Committee; and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the granting of Awards, the term “Committee” shall mean only the Compensation Committee.
     Unless otherwise provided in the by-laws of the Company or the resolutions and charter adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled in accordance with the Committee’s charter or in the absence of such provision by the Board or, with respect to the Regular Award Committee, by the Compensation Committee. The Regular Award Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Regular Award Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Regular Award Committee shall be the valid acts of the Regular Award Committee.
     Subject to the provisions of the Plan and approval by the Board, the Committee shall be authorized to:
     (a) Select Eligible Employees to participate in the Plan;
     (b) Determine the time or times when Awards will be made;
     (c) Determine the form of an Award, whether an Option, Restricted Stock Award, Performance Unit, Performance Bonus or Stock Appreciation Right, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement;
     (d) Determine whether Awards will be granted singly or in combination;
     (e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award;
     (f) Determine whether and to what extent an Award may be deferred, either automatically or at the election of the Participant or the Committee; and
     (g) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.
     SECTION 3.2 Administration of Grants to Eligible Directors. The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, Stock Appreciation Rights or shares of Restricted Stock awarded to Eligible Directors selected for participation. The Compensation Committee shall administer all other aspects of the Awards made to Eligible Directors.
     SECTION 3.3 Compensation Committee to Make Rules and Interpret Plan. The Compensation Committee, subject to Board approval, shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan or any Awards and all decisions and determinations by the Board with respect to the Plan shall be final, binding, and conclusive on all parties.
     SECTION 3.4 Section 162(m) Provisions. The Company intends for the Plan and the Awards made thereunder to qualify for the exception from Section 162(m) of the Code and the applicable Treasury Regulations for “qualified performance based compensation.” Accordingly, the Compensation Committee shall make determinations as to performance targets and all other applicable provisions of the Plan as necessary in order for the Plan and Awards made thereunder to satisfy the requirements of Section 162(m) of the Code and the applicable Treasury Regulations.
ARTICLE IV
GRANT OF AWARDS
     SECTION 4.1 Grant of Awards. Awards granted under the Plan shall be subject to the following conditions:
     (a) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options or Stock Appreciation Rights to any Eligible Employee in any calendar year may not exceed 500,000.
     (b) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 250,000.
     (c) The maximum amount made subject to the grant of Performance Bonuses to any Eligible Employee in any calendar year may not exceed $500,000.
     (d) Any shares of Common Stock related to Awards which (i) terminate by expiration, forfeiture, cancellation or otherwise, (ii) are used or withheld to pay an Award’s exercise price or withholding taxes, or (iii) are exchanged in the Committee’s discretion for Awards not involving Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3.
     (e) Common Stock delivered by the Company in payment of an Award authorized under Articles V, VI and IX of the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.
     (f) The Compensation Committee shall, in its sole discretion, determine the manner in which fractional shares arising under the Plan shall be treated.
     (g) The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Employees.
     (h) Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

     (i) Without the prior written consent of the Participant, the Committee shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of increasing the exercise price of an Option or otherwise adversely affecting the Participant’s Award to the detriment of the Participant.
     (j) Eligible Directors may only be granted Nonqualified Stock Options, Stock Appreciation Rights or Restricted Stock Awards under the Plan.
     (k) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options or Stock Appreciation Rights to any individual Eligible Director in any calendar year may not exceed 100,000.
     (l) Subject to Article X, in no event shall more than 75,000 shares of Restricted Stock be awarded to any individual Eligible Director in any calendar year.
     (m) The maximum term of any Award shall be ten years.
ARTICLE V
STOCK OPTIONS
     SECTION 5.1 Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Compensation Committee may determine (subject to Board approval), grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee and Board may from time to time approve, subject to the requirements of Section 5.2.
     SECTION 5.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:
     (a) Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee, subject to the Board’s approval, at the Date of Grant; provided, however, that no Option shall be granted at an exercise price that is less than the Closing Sale Price of the Common Stock on the Date of Grant.
     (b) Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering Mature Common Stock Shares having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Company’s Audit Committee; or (iii) a combination of the foregoing as determined by the Committee and as approved by the Board. In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.
     (c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided in the Award Agreement. Exercise of an Option shall be by notice to the Company’s Corporate Secretary of such exercise stating the election to exercise in the form and manner determined by the Committee. Each share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid and non-assessable at the time of exercise and payment of the exercise price in full.
     (d) Other Terms and Conditions. Among other conditions that may be imposed by the Committee and the Board, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.
     (e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.
     (f) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.
     (g) Shareholder Rights. No Participant shall have a right as a shareholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.
ARTICLE VI
RESTRICTED STOCK AWARDS
     SECTION 6.1 Grant of Restricted Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Eligible Employee. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to an Eligible Director. Each Restricted Stock Award may be evidenced in such manner as the Committee and Board deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

     SECTION 6.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:
     (a) Restriction Period. Each Restricted Stock Award may require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity or continue to serve as an Eligible Director for a prescribed period (a “Restriction Period”). The Committee and Board shall determine the Restriction Period or Periods, if any, that shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. In addition to any time vesting conditions determined by the Committee and Board, Restricted Stock Awards may be subject to the achievement by the Company of specified performance criteria based upon the Company’s achievement of operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as established by the Committee and Board. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee and Board shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.
     (b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee and Board shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as the Committee and Board may deem advisable including, without limitation, restrictions under applicable feceral or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.
     (c) Rights as Shareholders. During any Restriction Period, the Committee and Board may, in their discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including without limitation the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability, vesting and forfeiture as the shares of Restricted Stock with respect to which the dividends or other distributions are paid.
ARTICLE VII
PERFORMANCE UNITS
     SECTION 7.1 Grant of Awards. The Compensation Committee, subject to Board approval, may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and Eligible Employee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.
     SECTION 7.2 Conditions of Awards. Each Award of Performance Units shall be subject to the terms and conditions established by the Compensation Committee and approved by the Board. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity; (ii) conditions under which the Performance Units may be subject to forfeiture; (iii) the achievement by the Company of specified performance criteria; and

(iv) non-compete and protection of business matters. The performance targets established for each Award shall be for a period of no less than a year based upon some or all of the performance criteria listed in Exhibit A attached. The Committee and Board shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Committee, subject to Board approval.
ARTICLE VIII
PERFORMANCE BONUS
     SECTION 8.1 Grant of Performance Bonus. The Compensation Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant a Performance Bonus to certain Eligible Employees selected for participation. The Compensation Committee, subject to Board approval, will determine the amount that may be earned as a Performance Bonus in any period of one year or more upon the achievement of the established performance target. The Compensation Committee, subject to Board approval, shall select the applicable performance target for each period in which a performance bonus is awarded. The performance target shall be based upon all or some of the operational, financial or performance criteria more specifically listed in Exhibit A attached.
     SECTION 8.2 Payment of Performance Bonus. In order for a Participant to be entitled to payment of a Performance Bonus, the applicable performance target must first be obtained. Payment of a Performance Bonus shall be made within 60 days of the Board’s certification that the performance target has been achieved unless the Participant has previously elected to defer payment pursuant to a nonqualified deferred compensation plan adopted by the Company. Payment of a Performance Bonus may be made in either cash or Common Stock as determined in the sole discretion of the Committee and the Board.
ARTICLE IX
STOCK APPRECIATION RIGHTS
     SECTION 9.1 Grant of SARs. The Committee, subject to Board and the Company’s Audit Committee prior approval, may from time to time, subject to the provisions of the Plan and subject to other terms and conditions as the Committee, Board and the Company’s Audit Committee may determine, grant a Stock Appreciation Right (“SAR”) to any Eligible Employee or Eligible Director. Any SAR granted under this Article IX shall be deemed to be an “Award” under the Plan as such term is defined in Section 2.3. SARs may be granted as an independent Award separate from an Option or granted in tandem with an Option, subject to the limitations of Section 9.3. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee and Board may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Closing Sale Price of a share of Common Stock on the Date of Grant of the SAR.
     SECTION 9.2 Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock each share having a value equal to based Closing Sale Price on the exercise date or cash as established by the Committee in the Award Agreement.
     SECTION 9.3 Tandem Awards. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically terminated. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.
ARTICLE X
STOCK ADJUSTMENTS
     SECTION 10.1 Stock Adjustments. In the event that the shares of Common Stock, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article X and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article X which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.
ARTICLE XI
GENERAL
     SECTION 11.1 Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article X), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.
     SECTION 11.2 Termination of Employment; Termination of Service. If a Participant’s employment with the Company, a Subsidiary, or an Affiliated Entity terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Participant’s Award Agreement provides otherwise. The Compensation Committee, subject to approval by the Board, shall (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his death, disability, retirement, or termination for an approved reason. The Committee shall also determine the method, if any, for accelerating the vesting or exercisability of any Awards, or providing for the exercise of any unexercised Awards in the event of a Participant’s death, disability, retirement, or termination for an approved reason.
     In the event an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Board. The Eligible Director shall have the remaining term following the date he ceases to be a director to exercise any Nonqualified Stock Options or Stock Appreciation Rights that are otherwise exercisable on his or her date of termination of service.
     SECTION 11.3 Transferability of Awards. The Award may be exercised during the lifetime of the Participant only by the Participant. More particularly (but without limiting the generality of the foregoing), the Award shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge hypothecation, or other disposition of the award contrary to the provisions hereof, shall be null and void and without effect. However, in the event of a Participant’s death, the Award may be transferred in accordance with the provisions of a Participant’s will, the applicable laws of descent and distribution or, with respect to Awards other than Incentive Stock Options, a beneficiary designation that is in a form approved by the Committee and in compliance with the provisions of the Plan and the applicable Award Agreement. Notwithstanding the foregoing, subject to the prior written approval of the Board, a Participant may transfer and assign Nonqualified Stock Options, Restrictive Stock Awards, Performance Units (unless consisting in part of Incentive Stock Options),

Performance Bonuses (unless consisting in part of Incentive Stock Options)s and Stock Appreciation Rights (unless consisting in part of Incentive Stock Options) (i) to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of Participant, include adoptive relationships or (ii) an individual retirement account maintained for the benefit of the Participant.
     SECTION 11.4 Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment or share deliver under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or share deliver, or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment or share deliver. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock each share having a value equal to the Closing Sale Price on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock each share having a value equal to the Closing Sale Price on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Company’s Audit Committee.
     SECTION 11.5 Change of Control. Notwithstanding any other provision in the Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director may, in the discretion of the Committee, provide in the Award Agreement that such Awards shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control.
     SECTION 11.6 Amendments to Awards. Subject to the limitations of Article IV, the Committee and Board may at any time unilaterally amend the terms of any Award Agreement, whether or not then exercisable or vested, to the extent it deems appropriate. However, amendments which are adverse to the Participant shall require the Participant’s consent.
     SECTION 11.7 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the shareholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards. Notwithstanding anything contained in the Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under the Plan prior to:
     (a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;
     (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

     (c) the completion of any registration or other qualification of such shares under any state or federal law, regulation or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.
     SECTION 11.8 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of the Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.
     SECTION 11.9 Beneficiary Designation. In the event of the death of a Participant, the portion of the Participant’s Award with respect to which vesting dates have occurred shall be paid to the then surviving beneficiary designated by the Participant, and if there is no beneficiary then surviving or designated, then such benefits will automatically be paid to the estate of the Participant.
     SECTION 11.10 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.
     SECTION 11.11 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
     SECTION 11.12 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded or preempted by applicable federal law.
     SECTION 11.13 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
     SECTION 11.14 Other Laws. The Board may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover from the Participant the shares or any gain or profit attributable to those shares under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the applicable Participant, holder or beneficiary.
     SECTION 11.15 No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

EXHIBIT A
Graymark Healthcare, Inc.
2008 Long-Term Incentive Plan
Performance Criteria
•	Earnings (Net income, Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Earnings per share)

•	Cash flow

•	Operating income

•	Debt to equity ratio

•	Debt to cash flow

•	Debt to EBITDA

•	EBITDA to Interest

•	Return on Assets

•	Return on Equity

•	Return on Invested Capital

•	Profit returns/margins

•	Stock price appreciation

•	Total shareholder return

•	Relative stock price performance